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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                       -----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): October 31, 2002


                           HANOVER COMPRESSOR COMPANY
               (Exact Name of Registrant as Specified in Charter)

            Delaware                     1-13071                 76-0625124
(State or Other Jurisdiction        (Commission File           (IRS Employer
        of Incorporation)                Number)            Identification No.)

      12001 North Houston Rosslyn
         Houston, Texas 77086                                      77086
(Address of Principal Executive Offices)                         (Zip Code)

       Registrant's telephone number, including area code: (281) 447-8787

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Item 5.   Other Events.

On October 31, 2002, the Company issued the following press release:

              HANOVER COMPRESSOR REPORTS THIRD QUARTER 2002 RESULTS

       Conference Call Scheduled For 11:00 a.m. ET, Thursday, October 31st

HOUSTON, October 31, 2002--Hanover Compressor Company (NYSE: HC), the leading provider of outsourced natural gas compression services, today reported financial results for the third quarter ended September 30, 2002.

Quarterly Results -- Summary

Third quarter total revenue was $255.3 million compared with $282.3 million a year earlier. Cash flow (net income before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, income taxes, and depreciation and amortization) was $81.0 million compared with $79.9 million for the same quarter a year earlier. Net income for the third quarter was $9.1 million or $0.11 per fully diluted share compared to $19.8 million or $0.26 per fully diluted share for the same quarter a year earlier. Net income was lower primarily due to higher interest, leasing and depreciation expenses associated with the Company's 2001 acquisition of POI.

"While international growth was strong in the third quarter, domestic market conditions continue to be difficult," said Chad Deaton, chief executive officer. "Though we expect some improvement in business during 2003, we are in the process of positioning the Company to improve overall efficiency and promote capital discipline in order to improve the bottom line.

Quarterly Results -- Revenue & Profit

Third quarter revenue declined compared with third quarter 2001 as growth in the compression rental business was more than offset by declining compression parts and service, compressor fabrication and production and processing equipment markets, as customers reduced capital investments and deferred maintenance on their assets.

Total domestic compression rental revenues for the quarter grew 14% over the third quarter of 2001 to $81.9 million with gross profit margins of 62%. The company experienced particularly strong growth in its international compression rental revenues, which increased 64% to $53.9 million for the quarter with gross profit margins of 74%. Excluding the impact of Argentina contract renegotiations international revenue grew 40% compared to the third quarter of 2001 and gross profit margins for the quarter were 70%.

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Compression parts and service segment revenues were $52.6 million during the third quarter compared to $67.7 million for the same quarter a year earlier, as this segment delivered gross profit margins of 26% versus 29% in the third quarter 2001.

Compressor fabrication revenue was $26.8 million compared to $55.6 million the same quarter a year earlier. Compressor fabrication gross profit margin for the quarter was 13% versus 18% in the third quarter 2001.

Production and processing equipment revenue was $35.0 million compared with $50.4 million in the year earlier quarter, while the segment generated gross profit margins of 19% for the quarter compared with 21% in the third quarter 2001.

Included in the third quarter results was a $7.9 million positive impact due to international rental compression revenue resulting from renegotiated 2002 Argentina contracts. This gain was offset by costs associated with the Company's investigation and restatement of its past financial results, including legal, additional leasing expense related to the delay in filing registration statements and one-time separation costs, amounting to roughly $5.0 million. In addition the Company recorded impairments by Hanover Measurement Services in the quarter of approximately $1.5 million.

The third quarter 2002 results reflect a reduction in amortization expense of $2.5 million resulting from the required adoption of FAS 142. The Company's third quarter 2002 results were also impacted by a change in the estimated useful life of certain types of the Company's compression equipment. This change in estimate was previously announced in the Company's third quarter 2001 earnings release. For the third quarter 2002, depreciation expense was reduced because of this change by approximately $3.6 million.

Note: Historical financial figures reflect the announced restatement of prior results.

Liquidity & Other

The Company had capital expenditures during the quarter of approximately $37 million, within the Company's self-funded level for the quarter. Liquidity available under the Company's revolver increased from approximately $128 million as of June 30, 2002 to about $136 million as of September 30, 2002, subject to covenant limitations.

"We are achieving success in reducing our capital expenditures to our targeted 2002 level as reflected in our improved liquidity," said John Jackson, chief financial officer. "The Company remains committed to a 2002 capital expenditure range of $250 million to $270 million."

The Company's compression horsepower utilization rate as of September 30, 2002, was down one percent compared to the second quarter 2002 at 88% and down from 94 % in the third quarter 2001. The Company has traditionally excluded from the rental utilization certain units from acquired companies requiring maintenance and upgrade to Hanover's standards. Total compression horsepower as of September 30, 2002 was 3,621,000 of which 360,000 was not available for use in the field.

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Conference Call Details

The Company will host a conference call at 11:00 a.m. ET, Thursday, October 31st, to discuss financial results for the third quarter ended September 30, 2002, and other matters. To access the call, participants should dial 913-981-4910 at least ten minutes before the scheduled start time. For those unable to participate, a replay will be available from 2:00 p.m. ET on Thursday, October 31st, until midnight on Wednesday, November 6th. To listen to the replay, please dial 719-457-0820, access code 441442.

About Hanover Compressor

Hanover Compressor Company (www.hanover-co.com) is the global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, Hanover's customers include premier independent and major producers and distributors throughout the Western Hemisphere.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and will include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. These risks and uncertainties include: the loss of market share through competition; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for Hanover's compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover to make significant capital expenditures; inability to successfully integrate acquired businesses; currency fluctuations; changes in economic or political conditions in the countries in which Hanover operates; adverse results of regulatory inquiries or shareholder litigation; and legislative changes in the various countries in which Hanover does business. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

[end of press release]

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In addition, on October 31, 2002, the Company held a conference call with investors and analysts in which the Company disclosed, among other things, the following:

With regard to Quarterly Results - Summary: The Company has entered into an agreement to increase its holdings in Belleli Energy SrL to approximately 51%, which the Company expects to close in the fourth quarter and which will result in Belleli's financial statements being consolidated into the Company's financial statements. The consolidation of Belleli's financial statements is expected to increase the Company's revenue by approximately $15 to $20 million in the fourth quarter of 2002. However, after related expenses and taking the minority interest into account, the increase in the Company's ownership interest in Belleli is not expected to have any immediate material effect on the Company's net income.

With regard to Liquidity and Other: Cash flow from operations was approximately $40 million for the quarter and cash flow after working capital and other items was approximately $28 million. The Company's debt agreements require that the Company not permit the ratio of its Consolidated Senior Indebtedness to Consolidated Adjusted EBITDA to exceed 4.0 to 1.0 and not permit its Consolidated EBITDA to Consolidated Interest Expense to be less than 2.5 to 1.0. Giving effect to these restrictions reduced the liquidity available under the Company's revolver at the end of the third quarter from approximately $136 million to approximately $20 million. The Company also has approximately $22 million of cash on hand. The Company's debt agreements are on file with the SEC.

Item 7 Financial Statements and Exhibits

         (a)      Financial Statements of Business Acquired.

                  Not applicable.

         (b)      Pro Forma Financial Information.

                  Not applicable.

         (c)      Exhibits.

         99.1     Press Release, issued October 31, 2002.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            HANOVER COMPRESSOR COMPANY

Date:  October 31, 2002     By:    /s/ Mark S. Berg
                            ---------------------------------
                            Name:  Mark S. Berg
                            Title: Senior Vice President-
                                   General Counsel

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                                  EXHIBIT INDEX

Exhibit
Number            Description
-------           -----------

99.1      Press Release, issued October 31, 2002.